EXHIBIT 1.1
COLEMAN CABLE, INC.
7,900,000 Shares of Common Stock
PURCHASE/PLACEMENT AGREEMENT
October 3, 2006

PURCHASE/PLACEMENT AGREEMENT
October 3, 2006
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
1001 19th Street North
Arlington, Virginia 22209
Dear Sirs:
     Coleman Cable, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to you, Friedman, Billings, Ramsey & Co., Inc. (“FBR”), as initial purchaser, a number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), equal to 7,900,000 shares less the number of Regulation D Shares sold in the Private Placement (each as defined herein) (the “144A/Regulation S Shares”).
     FBR will also act as the Company’s sole placement agent in connection with the Company’s offer and sale to certain “Accredited Investors” (as such term is defined in Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”) of (a) that number of shares of Common Stock equal to the difference between 7,900,000 shares and the number of 144A/Regulation S Shares (the “Regulation D Shares” and, together with the 144A/Regulation S Shares, the “Initial Shares”), and (b) the Placed Option Shares (as defined herein), as set forth in the Final Memorandum (as defined herein) under the headings “Plan of Distribution” and “Private Placement.” The offer and sale of the shares described in the first sentence of this paragraph (the “Private Placement Shares”) is referred to herein as the “Private Placement.”
     In addition, the Company proposes to grant to you the option described in Section 1(c) hereof to purchase or place all or any part of 500,000 additional shares of Common Stock (the “Option Shares” and, together with the Initial Shares, the “Shares”) to cover additional allotments, if any.
     The offer and sale of the Shares to you and to the Accredited Investors, respectively, will be made without registration of the Shares under the Securities Act and the rules and regulations thereunder (the “Securities Act Regulations”), in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. You have advised the Company that you will make offers and sales (“Exempt Resales”) of the 144A/Regulation S Shares and the Purchased Option Shares (as defined herein) purchased by you hereunder (such shares referred to collectively herein as “Resale Shares”) in accordance with Section 3 hereof on the terms set forth in the Final Memorandum (as defined herein), as soon as you deem advisable after this Agreement has been executed and delivered.
     In connection with the offer and sale of the Shares, the Company has prepared (i) a preliminary offering memorandum, subject to completion, dated September 11, 2006 (the “Preliminary Memorandum”); (ii) an Offering Memorandum Supplement dated October 2, 2006 (the “Memorandum Supplement”); and (iii) a final offering memorandum, dated the date hereof and as it may be amended or supplemented from time to time (the “Final Memorandum”). Each of the Preliminary Memorandum, the Memorandum Supplement and the Final Memorandum sets forth certain information concerning the Company and the Shares. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum, the Memorandum Supplement and the Final Memorandum in connection with (i) the offering and resale of the Resale Shares by FBR and by all dealers to whom Resale Shares may be sold and (ii) the Private Placement. Any references to the Preliminary Memorandum, the Memorandum Supplement or the Final Memorandum shall be deemed to include all exhibits and annexes thereto.
     It is understood and acknowledged that holders (including subsequent transferees) of the Shares will have the registration rights set forth in the registration rights agreement between the Company and FBR, which shall be in substantially the form attached hereto as Exhibit A and dated as of the Closing Time (as defined herein) (the “Registration Rights Agreement”), for so long as such securities constitute “Registrable Shares” (as defined in the Registration Rights Agreement).
     Pursuant to, and subject to the terms of, the Registration Rights Agreement, the Company will agree to file with the Securities and Exchange Commission (the “Commission”), under the circumstances set forth therein, (i) a registration statement on Form S-1 under the Securities Act for the initial public offering of Common Stock, that in accordance with the Registration Rights Agreement, includes the resale by holders of the Registrable Shares and/or (ii) a shelf registration statement on Form S-1 or such other appropriate form pursuant to Rule 415 under the Securities Act relating to the resale by holders of the Registrable Shares, and to use commercially reasonable efforts to cause any such registration statement to be declared effective.
     The Company and FBR agree as follows:
     1. Sale and Purchase.
     (a) 144A/Regulation S Shares. Upon the basis of the warranties and representations and other terms and conditions herein set forth, the Company agrees to issue and sell to FBR and FBR agrees to purchase from the Company the 144A/Regulation S Shares at a purchase price of $13.95 per share (the “144A/Regulation S Purchase Price”).
     (b) Regulation D Shares. The Company agrees to issue and sell the Regulation D Shares and, to the extent that FBR exercises the option described in Section 1(c), the Placed Option Shares, for which the Accredited Investors have subscribed pursuant to the terms and conditions set forth in the subscription agreements substantially in the forms attached to the Preliminary Memorandum as Annex III and Annex IV, as applicable (each a “Subscription Agreement”). The Private Placement Shares will be sold by the Company pursuant to this Agreement at a price of $15.00 per share (the “Regulation D Purchase Price”). As compensation for the services to be provided by FBR in connection with the Private Placement, the Company shall pay to FBR at each of the Closing Time and any Secondary Closing Time (as defined herein), to the extent applicable, an amount equal to $1.05 per Private Placement Share sold at such time (the “Placement Fee”).
     (c) Option Shares. Upon the basis of the representations and warranties and subject to the other terms and conditions herein set forth, the Company hereby grants an option to FBR to (i) purchase from the Company, as initial purchaser, up to an aggregate of 500,000 Option Shares at the 144A/Regulation S Purchase Price per share (the “Purchased Option Shares”); and (ii) place, as exclusive placement agent for the Company, up to that number of Option Shares remaining, after subtracting any Purchased Option Shares with respect to which FBR has exercised its option pursuant to clause (i), at the Regulation D Purchase Price per share (the “Placed Option Shares”). The option granted hereby will expire 30 days after the date hereof and may be exercised in whole or in part from time to time in one or more installments, including at the Closing Time, only for the purpose of covering additional allotments which may be made in connection with the offering and distribution of the Initial Shares upon written notice by FBR to the Company setting forth (i) the number of Option Shares as to which FBR is then exercising the option, (ii) the names and denominations to which the Option Shares are to be delivered in book entry form through the facilities of The Depository Trust Company (“DTC”) (iii) the number of Option Shares that will be Purchased Option Shares and the number of Option Shares that will be Placed Option Shares, and (iv) the time and date of payment for and delivery of such Option Shares in book-entry form. Any such time and date of delivery shall be determined by FBR, but shall not be later than five full business days nor earlier than two full business day after the exercise of said option, nor in any event prior to the Closing Time, unless otherwise agreed in writing by FBR and the Company.
     2. Payment and Delivery.
     (a) 144A/Regulation S Shares. The closing of FBR’s purchase of the 144A/Regulation S Shares shall be held at the office of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, N.W., Suite 900, Washington, DC 20001 (unless another place shall be agreed upon by FBR and the Company). At the closing, subject to the satisfaction or waiver of the closing conditions set forth herein, FBR shall pay to the Company the aggregate purchase price for the 144A/Regulation S Shares by wire transfer of immediately available funds to an account previously designated by the Company in writing against delivery by the Company of the 144A/Regulation S Shares to FBR for FBR’s account through the facilities of The Depository Trust Company (“DTC”) in such denominations and registered in such names as FBR shall specify. Such payment and delivery shall be made at 10:00 a.m., New York City time, on the fifth business day after the date hereof (unless another time, not later than ten business days after such date, shall be agreed to by FBR and the Company). The time at which such payment and delivery are actually made is hereinafter called the “Closing Time.”

     (b) Regulation D Shares. At the Closing Time, subject to the satisfaction of the closing conditions set forth herein, FBR shall pay to the Company the aggregate applicable purchase price received by FBR prior to the Closing Time (net of any Placement Fee, if the Placement Fee is withheld as provided in the immediately following paragraph) for the Regulation D Shares against the Company’s delivery of the Regulation D Shares to FBR, as placement agent in respect of such shares, in book-entry form through the facilities of DTC for each such Accredited Investor’s account. At FBR’s option, it may delay the placement of up to 3% of Regulation D Shares (but not to exceed $1.0 million in the aggregate net proceeds from the sale of all Regulation D Shares) (the “Extended Regulation D Shares”) for an additional five business days after the Closing Time (the “Extended Regulation D Closing Date”) at which time FBR shall cause the Bank of New York, as escrow agent, to the extent it has available funds transferred to it by Accredited Investors, to pay the Company the aggregate applicable purchase price for the Extended Regulation D Shares placed by FBR (net of any Placement Fee, if the Placement Fee is withheld as provided herein) against the Company’s delivery of the Extended Regulation D Shares to the purchasers thereof, in book-entry form through the facilities of DTC. Extended Regulation D Shares may only be placed with Accredited Investors who have committed to purchase Regulation D Shares before the Closing Time. The time at which payment and delivery on an Extended Regulation D Closing Date is actually made is hereinafter sometimes called the “Extended Closing Time.”
     At each of the Closing Time or any Extended Closing Time, unless FBR has withheld such amount from the applicable purchase price paid by FBR to the Company with respect to the Regulation D Shares placed by FBR on such date, the Company shall pay to FBR, by wire transfer of immediately available funds to an account or accounts designated by FBR, any Placement Fee amount payable with respect to the Regulation D Shares for which the Company shall have received the purchase price.
     (c) Option Shares. The closing of FBR’s purchase or placement of the Option Shares shall occur from time to time at the office of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, N.W., Suite 900, Washington, DC 20001 (unless another place shall be agreed upon by FBR and the Company). On the applicable Secondary Closing Time (as defined herein), subject to the satisfaction or waiver of the closing conditions set forth herein, FBR shall pay to the Company the aggregate applicable purchase price for the Option Shares then purchased or placed by FBR (net of any Placement Fee with respect to any Placed Option Shares) by wire transfer of immediately available funds against the Company’s delivery of the Option Shares. Such payment and delivery shall be made at 10:00 a.m., New York City time, on each Secondary Closing Time. The Option Shares shall be delivered in book-entry form through the facilities of DTC, in such names and in such denominations as FBR shall specify. The time at which payment by FBR for and delivery by the Company of any Option Shares are actually made is referred to herein as a “Secondary Closing Time.”

     3. Offering of the Shares; Restrictions on Transfer.
     (a) FBR represents and warrants to and agrees with the Company that (i) it has not solicited and will not solicit any offer to buy, and has not and will not make any offer to sell, the Shares by means of any form of general solicitation or general advertising (within the meaning of Regulation D), and, with respect to Resale Shares sold in reliance on Regulation S under the Securities Act (“Regulation S”), by means of any directed selling efforts (within the meaning of Regulation S) in the United States; (ii) it is an Accredited Investor; (iii) it has solicited and will solicit offers to buy the Resale Shares only from, and has offered and will offer, sell and deliver the Resale Shares only to, (A) persons who it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (“QIBs”) or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to it that each such account is a QIB to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and who provide to it a fully completed and executed purchaser’s letter substantially in the form of Annex I to the Preliminary Memorandum or Final Memorandum, and (B) persons (each a “Regulation S Purchaser”) to whom, and under which circumstances, it reasonably believes offers and sales of Resale Shares may be made without registration under the Securities Act in reliance on Regulation S thereunder, and who provide to it a fully completed and executed purchaser’s letter substantially in the form of Annex II to the Preliminary Memorandum or Final Memorandum (such persons specified in clauses (A) and (B) being referred to herein as the “Eligible Purchasers”); (iv) (A) it is familiar with the rules and restrictions set forth in Regulation S and that it has not undertaken, and will not undertake, any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market for any Resale Shares being offered in reliance on Regulation S, (B) it will not offer or sell the Shares as part of its distribution at any time and otherwise prior to the expiration of the one year distribution compliance period (as defined under Regulation S), in the United States or to or for the account or benefit of a U.S. person (as defined under Regulations S) except as permitted to QIBs pursuant to Rule 144A, pursuant to an available exemption from the registration requirements of the Securities Act, or pursuant to the registration requirements of the Securities Act and, in each case, in compliance with applicable law, (C) it will not engage in hedging transactions with regard to any Shares prior to the expiration of the one year distribution compliance period unless in compliance with the Securities Act, (D) at or prior to confirmation of a sale of such Shares to a distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases such Shares from it during the one year distribution compliance period, it will have sent a confirmation or notice to such purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor under Regulation S; (v) it has solicited and will solicit offers to buy the Private Placement Shares only from, and has offered and will offer only to, persons it reasonably believes are Accredited Investors and who provide to it a fully completed and executed purchaser’s letter substantially in the form of Appendix III or IV to the Preliminary Memorandum or Final Memorandum; and (vi) it will resell and place the Shares in such a manner so as not to require any Hart-Scott-Rodino Act filings in connection herewith.
     (b) The Company represents and warrants to and agrees with FBR that it (together with its affiliates) has not solicited and will not solicit any offer to buy, and it (together with its affiliates) has not offered and will not offer to sell, the Shares by means of any form of general solicitation or general advertising (within the meaning of Regulation D), and, with respect to any investors identified in writing by the Company to FBR, if any, it has solicited and will solicit offers to buy the Private Placement Shares only from, and has offered and will offer, sell or deliver the Private Placement Shares only to, Accredited Investors. The Company also represents and warrants and agrees that it will sell the Private Placement Shares only to persons that have provided to the Company a fully completed and executed Subscription Agreement in the form of Annex III or Annex IV, as applicable, to the Preliminary Memorandum or Final Memorandum.
     (c) The Company represents and warrants to and agrees with FBR that, assuming the accuracy of FBR’s representations and warranties and FBR’s compliance with its obligations set forth in this Section 3, (i) none of the Company or any of its affiliates or any person acting on behalf of it or its affiliates has engaged in, nor will any of them engage in, any directed selling efforts (as that term is defined in Regulation S) with respect to the Shares; and (ii) the Company or any of its affiliates, and any person acting on behalf of it or its affiliates (in each case, other than FBR as to which no representation is made) have complied, and will comply, with the offering restrictions requirement of Regulation S.
     (d) FBR represents and warrants that it has not offered, sold or placed, nor will it offer, sell or place, any Shares in a jurisdiction outside of the United States except in material compliance with all applicable laws, regulations and rules of those countries.
     (e) Each of FBR and the Company represents and warrants to the other that no action is being taken by it or is contemplated that would permit an offering or sale of the Shares or possession or distribution of the Preliminary Memorandum, the Memorandum Supplement or the Final Memorandum or any other offering material relating to the Shares in any jurisdiction where, or in any other circumstances in which, action for those purposes is required (other than in jurisdictions where such action has been duly taken by counsel for FBR).
     (f) FBR and the Company agree that FBR may arrange (i) for the private offer and sale of a portion of the Resale Shares to a limited number of Eligible Purchasers (which may include affiliates of FBR), and (ii) for the private offer and sale of the Private Placement Shares by the Company to Accredited Investors (which may include affiliates of FBR), in each case under restrictions and other circumstances designed to preclude a distribution of the Shares that would require registration of the Shares under the Securities Act, including those restrictions and procedures set forth in this Section 3.
     (g) FBR and the Company agree that the Shares may be resold or otherwise transferred by the holders thereof only if the offer and sale of such Shares are registered under the Securities Act or if an exemption from registration is available. FBR hereby establishes and agrees that it has observed and will observe the following procedures in connection with offers, sales and subsequent resales or other transfers of any Shares purchased or placed by FBR:
     (i) Sales only to Eligible Purchasers. Initial offers and sales of the Resale Shares will be made only in Exempt Resales by FBR to investors that FBR reasonably believes to be Eligible Purchasers and who have delivered to the Company and FBR a fully completed and executed purchaser’s letter substantially in the form of Annex I or II, as applicable, to the Preliminary Memorandum or Final Memorandum.
     (ii) No general solicitation. The Shares will be offered only by approaching prospective purchasers on an individual basis with whom FBR has an existing relationship. No general solicitation or general advertising within the meaning of Regulation D will be used in connection with the offering of the Shares.
     (iii) Restrictions on transfer. Each of the Preliminary Memorandum and the Final Memorandum shall state that the offer and sale of the Shares have not been and will not be registered (other than pursuant to the Registration Rights Agreement) under the Securities Act, and that no resale or other transfer of any Shares or any interest therein prior to the date that is two years (or such shorter period as is prescribed by Rule 144(k) under the Securities Act as then in effect) after the later of the original issuance of such Shares and the last date on which the Company or any “affiliate” (as defined in Rule 144 under the Securities Act) of the Company was the owner of such Shares may be made by a purchaser of such Shares except as follows:
     (A) to the Company or any subsidiary thereof,
     (B) pursuant to a registration statement that has been declared effective under the Securities Act,
     (C) for so long as the Shares are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A to a person who such purchaser reasonably believes is a QIB that purchases for its own account or for the account of a QIB and to whom notice is given that the offer, resale, pledge or transfer is being made in reliance on Rule 144A,

     (D) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S, with the consent of the Company,
     (E) to an Accredited Investor that is acquiring the Shares for his, her or its own account or an investment adviser who is acquiring the Shares for the account of an Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, or
     (F) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with the restrictions on transfer set forth in the Preliminary Memorandum and the Final Memorandum and any applicable federal securities laws and the securities laws of any state of the United States or other jurisdiction.
     (h) FBR and the Company agree that each initial resale of Resale Shares by FBR (and each purchase of Resale Shares from the Company by FBR) in accordance with this Section 3 shall be deemed to have been made on the basis of and in reliance on the representations, warranties, covenants and agreements (including, without limitation, agreements with respect to indemnification and contribution) of the Company herein contained.
     (i) Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the global certificates representing the Shares (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend (in addition to any other legends that may be required by DTC or deemed necessary by the Company to ensure compliance with the Securities Act):
     THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.
     THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF COLEMAN CABLE, INC. (THE “COMPANY”), AND ITS AGENTS THAT, ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT: (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) TO THE COMPANY OR A SUBSIDIARY THEREOF, (II) TO A “QUALIFIED INSTITUTIONAL BUYER” PURSUANT TO RULE 144A, (III) TO A PERSON WHO IS NOT A UNITED STATES PERSON IN AN “OFFSHORE” TRANSACTION PURSUANT TO REGULATION S OR (IV) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION AS PERMITTED UNDER THE

SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, AS CONFIRMED TO THE COMPANY BY AN OPINION OF COUNSEL IF REQUESTED, SUBJECT IN EACH OF THE FOREGOING CASES TO COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY JURISDICTION. THE HOLDER OF THIS SECURITY ACKNOWLEDGES THAT THE COMPANY SHALL REFUSE TO REGISTER ANY SALE OR TRANSFER OF THE SECURITY NOT MADE IN ACCORDANCE WITH THE FOREGOING PROVISIONS.
     4. Representations and Warranties of the Company.
     The Company hereby represents and warrants to FBR that:
     (a) the Preliminary Memorandum did not, as of its date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Preliminary Memorandum, as amended and supplemented by the Memorandum Supplement, and each written communication constituting an offer to sell, or the solicitation of an offer to purchase, listed on Schedule A (collectively, the “Disclosure Package”) did not as of 2:30 p.m., EDT, on October 3, 2006 (the “Applicable Time”), contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Final Memorandum will not, as of its date, at the Closing Time and each Extended Closing Time (if any) and each Secondary Closing Time (if any), contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statement in or omission from the Preliminary Memorandum, the Disclosure Package or Final Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by FBR expressly for use therein (that information being limited to that described in the last sentence of Section 8(b) hereof);
     (b) the Disclosure Package included, as of its date, and the Final Memorandum will include, as of its date, and will include at the Closing Time and at each Secondary Closing Time (if any), the information required by Rule 144A and all information required by the antifraud provisions of the securities laws;
     (c) the Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power and authority to own, lease or operate its properties and to conduct its business as described in the Disclosure Package and the Final Memorandum and to execute and deliver this Agreement and the Registration Rights Agreement, and to consummate the transactions contemplated hereby (including the issuance, sale and delivery of the Shares) and thereby;
     (d) each corporation, association, partnership or other business entity of which more than 50% of the total voting power entitled to vote in the election of directors, managers, general partners, or trustees thereof is controlled, directly or indirectly, by the Company (each, a “Subsidiary”) is a legal entity duly organized and validly existing and in good standing under the laws of its respective jurisdiction of organization, with requisite power and authority to own, lease or operate its properties and to conduct its business;
     (e) the Company had, at the date indicated, the authorized capitalization set forth in the Disclosure Package and the Final Memorandum under the caption “Capitalization” and, at the Closing Time, will have the pro forma authorization set forth in the Disclosure Package and the Final Memorandum under the caption “Capitalization;” all of the issued and outstanding shares of capital stock of the Company and each Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable, and have been issued and sold in compliance with all applicable federal, state, foreign and local securities laws and the laws of the jurisdiction of incorporation of the Company or such Subsidiary, as applicable, and have not been issued in violation of or subject to any preemptive right or other similar right of stockholders arising by operation of law, under the certificate of incorporation or bylaws, or other governing document of the Company or such Subsidiary, as applicable, under any agreement to which the Company or such Subsidiary, as applicable, is a party or otherwise; all of the capital stock, partnership interests or membership interests of any of the Company’s Subsidiaries are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except as disclosed in the Disclosure Package and the Final Memorandum; except as disclosed in the Disclosure Package and the Final Memorandum, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company or capital stock, partnership interests or membership interests of any of its Subsidiaries, (ii) warrants, rights or options to subscribe for or purchase from the Company or any such Subsidiary any such capital stock, partnership interest, or membership interest or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company or any such Subsidiary to issue or sell any shares of capital stock, partnership interest, or membership interest, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options;
     (f) the Shares have been duly authorized for issuance, sale and delivery pursuant to this Agreement and, when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, and the issuance, sale and delivery of the Shares by the Company are not subject to any preemptive right, co-sale right, registration right, right of first refusal or other similar right of stockholders arising by operation of law, under the certificate of incorporation or bylaws of the Company, under any agreement to which the Company is a party or otherwise, other than as provided for in the Registration Rights Agreement; the Shares satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act;
     (g) each of the Company and the Subsidiaries is a duly qualified or licensed by, and is in good standing in, each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification of licensing, except where the failure, individually or in the aggregate, to be so qualified or licensed could not reasonably be expected to have a material adverse effect or a prospective material adverse effect on the business, financial condition, results of operations or prospects of the Company and the Subsidiaries taken as a whole (a “Material Adverse Effect”);
     (h) each of the Company and the Subsidiaries has good and marketable title to all real property reflected as owned by them in the Disclosure Package and the Final Memorandum (whether through fee ownership, mineral estates or similar rights of ownership), and good and marketable title to substantially all other real and personal property reflected as owned by them in the Disclosure Package and the Final Memorandum, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except such as are disclosed in both the Disclosure Package and the Final Memorandum or as could not reasonably be expected to have a Material Adverse Effect; and any real property or personal property held under lease by the Company or any Subsidiary is held under a lease that is valid, existing and enforceable by the Company, with such exceptions as are disclosed in the Disclosure Package and the Final Memorandum or as could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary has received any written notice of any material claim that has been asserted by anyone adverse to the right of the Company or such Subsidiary under any such lease;
     (i) each of the Company and the Subsidiaries owns or possesses such licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, manufacturing processes, other intangible property rights and know-how (collectively “Intellectual Property”), as are necessary to entitle the Company and the Subsidiaries to conduct their business as described in the Disclosure Package and the Final Memorandum, and neither the Company nor any such Subsidiary has received written notice of any infringement of or conflict with (and the Company is not aware of any such infringement of or conflict with) asserted rights of others with respect to any Intellectual Property which could reasonably be expected to have a Material Adverse Effect;
     (j) neither the Company nor any Subsidiary has violated, or received notice of any violation with respect to, any law, rule, regulation, order, decree or judgment applicable to it or its business, including those relating to environmental safety or similar laws, federal or state laws relating to discrimination in the hiring, promotion or pay of employees, federal or state wages and hours law or the rules and regulations promulgated thereunder, except for those violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
     (k) except as would not have a Material Adverse Effect, none of the Company, any Subsidiary or, to the Company’s knowledge, any officer, director, agent or employee purporting to act on behalf of the Company or any Subsidiary, has at any time, directly or indirectly, (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), (iii) engaged in any transactions or maintained any bank account on behalf of the Company or a Subsidiary or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company and each Subsidiary, (iv) violated any provision of the FCPA, or (v) made any other unlawful payment;
     (l) except as otherwise disclosed in both the Disclosure Package and the Final Memorandum, there are no outstanding loans or advances or guarantees of indebtedness by the Company or any Subsidiary to or for the benefit of any of the officers, directors, affiliates or representatives of the Company or any Subsidiary or any of the members of the families of any of them;
     (m) except as otherwise disclosed in both the Disclosure Package and the Final Memorandum, and except with respect to FBR, the Company has not incurred any liability for any finder’s fees or similar payments in connection with the transactions contemplated hereby;
     (n) neither the Company nor any Subsidiary is in breach of, or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under) its certificate of incorporation, bylaws, or other organizational documents (collectively, the “Charter Documents”) or in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their respective properties is bound, except for such breaches or defaults which would not have a Material Adverse Effect;
     (o) the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the issuance, sale and delivery of the Shares by the Company, the Company’s use of the proceeds from the sale of the Shares as described in the Disclosure Package and Final

Memorandum and the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with the terms and provisions hereunder and thereof will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), (i) any provision of the Charter Documents of the Company or any Subsidiary, (ii) any provision of any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which it or its respective properties is bound, or (iii) any, statute, rule or regulation or any judgment, order or decree (each a “Legal Requirement”) issued by the U.S. government or any state, local or foreign government, court, administrative agency or commission or other governmental agency, authority or instrumentality, domestic or foreign, of competent jurisdiction (each a “Governmental Authority”) applicable to the Company or any Subsidiary, except in the case of clauses (ii) or (iii) for such conflicts, breaches or defaults which have been validly waived or would not reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of any material lien, charge, claim or encumbrance upon any property or asset of the Company;
     (p) this Agreement has been duly authorized, executed and delivered by the Company, and the Registration Rights Agreement has been duly authorized by the Company and at the Closing Time will have been duly executed and delivered by the Company and will constitute a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity, and except to the extent that the indemnification provisions may be limited by federal or state securities laws and public policy considerations in respect thereof;
     (q) the Shares, this Agreement, and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Final Memorandum;
     (r) assuming the accuracy of FBR’s representations and warranties and compliance with its agreements set forth in Section 3 of this Agreement and the accuracy of each of the purchaser’s representations and warranties and compliance with their respective agreements set forth in the purchaser’s letter or subscription agreement completed in connection with this Agreement and that the purchasers who buy the Resale Shares in Exempt Resales are Eligible Purchasers and the purchasers who buy the Regulation D Shares are Accredited Investors, no approval, authorization, consent or order of or filing with any Governmental Authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the Registration Rights Agreement, or the consummation by the Company of the transactions contemplated hereby and thereby, or the issuance, sale and delivery of the Shares as contemplated hereby, other than (i) such as have been obtained or made, or will have been obtained or made at the Closing Time, (ii) any necessary filings or qualifications under the securities or blue sky laws of the various domestic and foreign jurisdictions in which the Shares are being offered or placed by FBR, (iii) with or by federal or state securities regulatory authorities in connection with or pursuant to the Registration Rights Agreement, including without limitation the filing of the registration statement(s) required thereby with the Commission, and (iv) the filing of a Form D with the Commission and with the applicable state regulatory authorities;
     (s) each of the Company and the Subsidiaries has all necessary licenses, permits, certificates, authorizations, consents and approvals and has made all necessary filings required under any Requirement of Law (collectively, “Authorizations”), and has obtained all necessary Authorizations from other persons required in order to conduct its respective business as described in the Disclosure Package and the Final Memorandum, except to the extent that any failure to have any such Authorizations, to make any such filings or to obtain any such Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; the Company and the Subsidiaries have complied with the terms of the necessary Authorizations and there are not pending modifications, amendments or revocations of the Authorizations that would reasonably be expected to have a Material Adverse Effect; the Company and each Subsidiary have paid all fees due to Governmental Authorities pursuant to the Authorizations, except to the extent that any failure to pay any such fees would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; all reports required to be filed in connection with the Authorizations have been timely filed and are accurate and complete, except to the extent that any failure to file a complete and accurate report in a timely manner would not reasonably be expected, individually, or in the aggregate, to have a Material Adverse Effect; true and correct copies of the Authorizations and all amendments thereto to the date hereof have been delivered to, or made available to, FBR; none of the Company or any of its Subsidiaries is in violation of, or in default under, any such Authorizations or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company, the effect of which could reasonably be expected to have a Material Adverse Effect;
     (t) there is no outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator affecting the businesses of the Company or any Subsidiary which questions the validity of any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement;
     (u) the Disclosure Package and the Final Memorandum contain accurate summaries of all material contracts, agreements, instruments and other documents of the Company and the Subsidiaries that would be required to be described in a prospectus included in a registration statement on Form S-1 under the Securities Act; the copies of all contracts, agreements, instruments and other documents (including Authorizations and all amendments or waivers relating to any of the foregoing) that have been previously furnished to FBR or its counsel are complete and genuine and include all material collateral and supplemental agreements thereto;
     (v) there are no actions, suits, arbitrations, claims, proceedings, inquiries or investigations pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any of their respective properties, directors, officers or affiliates at law or in equity, or before or by any Governmental Authority other than as set forth in the Disclosure Package and the Final Memorandum or that could reasonably be expected to have alone or in the aggregate a Material Adverse Effect or which could terminate, modify, or adversely change the Company’s or any Subsidiary’s rights with respect to the Authorizations, and the Company has no knowledge of any reasonably likely basis thereafter; other than FBR, the Company has not authorized anyone to make any representations regarding the offer and sale of the Shares, or regarding the Company and its Subsidiaries in connection therewith; the Company has not received notice of any order or decree preventing the use of the Disclosure Package or the Final Memorandum or any amendment or supplement thereto, and no order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act, has been issued and no proceeding for that purpose has commenced or is pending or, to the Company’s knowledge, is contemplated;
     (w) no securities of the Company of the same class (within the meaning of Rule 144A under the Securities Act) as the Shares are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system;
     (x) subsequent to the Applicable Time, and except as may be otherwise stated in the Disclosure Package and the Final Memorandum, there has not been (i) any event, circumstance or change that has had, or could reasonably be expected to have, a Material Adverse Effect, (ii) any transaction, other than in the ordinary course of business, which is material to the Company and the Subsidiaries taken as a whole, entered into by the Company or any Subsidiary, (iii) any obligation, contingent or otherwise, directly or indirectly incurred by the Company or any Subsidiary, other than in the ordinary course of business, which is material to the Company and the Subsidiaries taken as a whole, or (iv) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, or any purchase by the Company of any of its outstanding capital stock;
     (y) neither the Company nor any of the Subsidiaries is, nor upon the sale of the Shares as contemplated herein and the application of the net proceeds therefrom as described in the Disclosure Package and the Final Memorandum under the caption “Use of Proceeds” will be, an “investment company” or an entity “controlled” by an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended);
     (z) other than as set forth in both the Disclosure Package and the Final Memorandum, there are no persons with registration or other similar rights to have any securities registered by the Company under the Securities Act other than pursuant to the Registration Rights Agreement;
     (aa) the Company has not relied upon FBR or legal counsel for FBR for any legal, tax or accounting advice in connection with the offering and sale of the Shares;
     (bb) James G. London satisfies the definition of an independent director as set forth in the indenture governing the Company’s senior notes;
     (cc) in connection with the offering of the Shares, neither the Company or any of its Subsidiaries, nor any of its affiliates (as defined in Section 501(b) of Regulation D) has, whether directly or through any agent or person acting on its behalf (other than FBR): (i) offered Common Stock of the Company or any other securities convertible into or exchangeable or exercisable for such Common Stock in a manner in violation of the Securities Act or the rules and regulations thereunder, (ii) distributed any other offering material in connection with the offer and sale of the Shares, other than as described in the Disclosure Package and the Final Memorandum, or (iii) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which is or will be integrated with the offering and sale of the Shares in a manner that would require the registration of the Shares under the Securities Act;
     (dd) none of the Company, any of its Subsidiaries nor any of their respective affiliates (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or the rules and regulations thereunder, or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article 1 of the Bylaws of the National Association of Securities Dealers, Inc. (the “NASD”)) any member firm of the NASD;
     (ee) none of the Company, any of its Subsidiaries or any of its directors, officers, representatives or affiliates have taken, directly or indirectly, any action intended, or which might reasonably be expected, to cause or result, under the Securities Act, the Exchange Act or otherwise, or which has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares;
     (ff) except as would not have a Material Adverse Effect, each of the Company and the Subsidiaries carries, or is covered by, insurance (issued by insurers of recognized financial responsibility to the knowledge of the Company) in such amounts and covering such risks and in such amounts as is appropriate for the conduct of their respective businesses, all of which insurance is in full force and effect;
     (gg) the historical consolidated financial statements, including the notes thereto, included in the Disclosure Package and the Final Memorandum fairly present the financial condition of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the results of their operations for the periods then ended, correctly reflect and disclose all extraordinary items in accordance with, and have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis and in accordance with Regulation S-X promulgated by the Commission; the unaudited pro forma financial information and related notes included in the Disclosure Package and the Final Memorandum have been prepared on a basis consistent with the historical financial statements of the Company and its consolidated Subsidiaries and the assumptions underlying the pro forma adjustments were believed by the Company to be true and reasonable at the time made;
     (hh) Deloitte & Touche LLP, who have certified certain consolidated financial statements included in the Disclosure Package and the Final Memorandum, whose reports with respect to such consolidated financial statements are included in the Disclosure Package and the Final Memorandum and who have delivered the comfort letters referred to in Section 6(b) hereof, are, and were during the periods covered by their reports, independent registered public accountants with respect to the Company within the meaning of the Securities Act or the Securities Act Regulations;
     (ii) any certificate signed by any officer of the Company delivered to FBR or to counsel for FBR pursuant to this Agreement shall be deemed a representation and warranty by the Company (and not by the officer in his or her personal capacity) to FBR as to the matters covered thereby;
     (jj) the forms of the certificates used to evidence the Common Stock comply in all material respects with all applicable statutory requirements and with any applicable requirements of the Charter Documents of the Company;
     (kk) except as disclosed in the Disclosure Package and the Final Memorandum and except where such failure to file or pay an assessment or lien would not in the aggregate reasonably be expected to have a Material Adverse Effect or where such matters are the result of a pending bona fide dispute with taxing authorities, (i) each of the Company and the Subsidiaries has accurately prepared and timely filed any and all federal, state, foreign and other tax returns that are required to be filed by it, if any, and has paid or made provision for the payment of all taxes, assessments, governmental or other similar charges, including without limitation, all sales and use taxes and all taxes which the Company or such Subsidiary is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return), (ii)

no deficiency assessment with respect to a proposed adjustment of the Company’s or any Subsidiary’s federal, state, local or foreign taxes is pending or, to the best of the Company’s knowledge, threatened; (iii) since the date of the most recent audited consolidated financial statements, neither the Company nor any Subsidiary has incurred any liability for taxes other than in the ordinary course of its business; and (iv) there is no tax lien, whether imposed by any federal, state, foreign or other taxing authority, outstanding against the assets, properties or business of the Company or any Subsidiary;
     (ll) except as described in the Disclosure Package and the Final Memorandum or as would not in the aggregate reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any Subsidiary is in violation of any Legal Requirement or rule of common law or any judicial or administrative interpretation thereof, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) each of the Company and the Subsidiaries has all permits, authorizations and approvals required under any applicable Environmental Laws to conduct their respective businesses and are each in compliance with their requirements, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any Subsidiary, (iv) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for investigation, clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting the Company or any Subsidiary relating to Hazardous Materials or any Environmental Laws; and (v) neither the Company nor any Subsidiary anticipates material capital expenditures relating to Environmental Laws or changes in processes or operations relating to any Environmental Laws;
     (mm) the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the Company’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the last fiscal period covered by the Disclosure Package and Final Memorandum, (iii) are effective in all material respects to perform the functions for which they were established, and (iv) the Company is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the most recent evaluation of the Company’s disclosure controls and procedures described above, there have been no significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting;
     (nn) the Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;
     (oo) the Company and each of the Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of the Subsidiaries would have any liability; the Company and each of the Subsidiaries have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (“Code”); and each “pension plan” for which the Company and each of its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification;
     (pp) the operations of the Company and its Subsidiaries and, to the Company’s knowledge, its affiliates are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended, the Bank Secrecy Act, as amended, the United and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as any other money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), except for any such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect, and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of its affiliates, with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened;
     (qq) except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of its affiliates or any director, officer, agent or employee of, or other person associated with or acting on behalf of, the Company, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, partner or joint venturer or other person or entity, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC;
     (rr) there are no existing or, to the Company’s knowledge, threatened, labor disputes with the employees of the Company or any of the Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (ss) except as otherwise disclosed in the Disclosure Package and the Final Memorandum, neither the Company nor any Subsidiary has any material off-balance sheet transactions, arrangements, obligations (including contingent obligations), or any other similar relationships with unconsolidated entities or other persons;
     (tt) each of the Company and its Subsidiaries, and, to the Company’s knowledge, each of their affiliates and any director, officer, agent or employee of, or other person associated with or acting on behalf of, the Company has acted at all times in compliance in all material respects with applicable Export and Import Laws (as defined below) and there are no claims, complaints, charges, investigations or proceedings pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any Governmental Authority under any Export or Import Laws. The term “Export and Import Laws” means the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the Trading with the Enemy Act, the International Emergency Economic Powers Act, and sanctions regulations issued pursuant to those statutory authorities prohibiting unlicensed transactions (including exports of services, data, or goods) with sanctioned countries or entities, and all other laws and regulations of the United States government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United States of America, and all similar laws and regulations of any foreign government regulating the provision of services to parties not of the foreign country or the export and import of articles and information from and to the foreign country to parties not of the foreign country;

     (uu) to the Company’s knowledge, there have been no allegations of any violations of export control rules by the Company or any of its Subsidiaries, including allegations by any Governmental Authority, and no investigations of any export control matters of the Company or its Subsidiaries by any Governmental Authority;
     (vv) the Company, the Subsidiaries and any of the officers and directors of the Company and the Subsidiaries, in their capacities as such, are, and at the Closing Time, any Extended Closing Time and any Secondary Closing Time will be, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to the Company;
     (ww) as of the date hereof, the Company (i) files reports pursuant to Section 13 or Section 15(d) of the Exchange Act, (ii) has filed all reports and other materials required to be filed by Sections 13(a), 14 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Company was required to file such reports and materials), (iii) has filed an Annual Report on Form 10-K required under Section 13(a) or 15(d) under the Exchange Act for its most recently completed fiscal year; and (iv) makes its periodic and current reports filed pursuant to Section 13 or Section 15(d) of the Exchange Act readily available and accessible on a web site maintained by or for the Company and containing information about the Company;
     (xx) the Company has complied and will comply in all material respects with the provisions of Florida Statutes, Section 517.075 (Chapter 92-198, Laws of Florida); and neither the Company nor any of the Subsidiaries or affiliates does business with the government of Cuba or with any person or affiliate located in Cuba;
     (yy) no relationship, direct or indirect, exists between or among the Company or any of the Subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of the Subsidiaries on the other hand, which would be required by the Securities Act and the Securities Act Regulations to be described in a prospectus included in a registration statement on Form S-1 under the Securities Act, which is not so described in the Disclosure Package and the Final Memorandum;
     (zz) At all times prior to the Closing Time, the Company qualified for “S corporation” tax treatment under the Internal Revenue Code and the regulations promulgated thereunder and the Company owes no federal income tax, except for such tax as may be attributable to the Company’s Subsidiary that is taxed as a “C corporation” and described in both the Disclosure Package and Final Memorandum; and
     (aaa) each of the Company and the Subsidiaries has complied in all material respects with all Legal Requirements governing or applicable to its

Government Contracts and Government Bids, each as hereinafter defined, including the material terms and conditions of all such Government Contracts and Government Bids; each Government Contract performed or being performed by the Company or any Subsidiary was legally and properly awarded to the Company or such Subsidiary and, if performance is ongoing, each Government Contract is currently valid; neither the Company nor any Subsidiary has, in obtaining or performing any Government Contract, violated any laws, regulations, rules, directives, requirements or procedures of any Governmental Authority or any other applicable Legal Requirement that could reasonably be expected to have a Material Adverse Effect; there exist (i) no outstanding claims (including, but not limited to, termination settlement proposals), contracting officer’s final decisions, requests for equitable adjustment or other contractual action(s) for relief against the Company or any Subsidiary, by a Governmental Authority or by any prime contractor, subcontractor or other person, arising under or relating to any Government Contract or Government Bid, and (ii) no disputes between the Company or any Subsidiary and any Governmental Authority or between the Company or any Subsidiary and any prime contractor, subcontractor or other person, arising under or relating to any Government Contract or Government Bid that could reasonably be expected to have a Material Adverse Effect; neither the Company nor any Subsidiary has an interest in any pending or potential claim, request for equitable adjustment, action, litigation or appeal under the Contract Disputes Act of 1978, as amended, and/or under or related to the disputes clause of any contract against any Governmental Authority or involving any prime contractor or subcontractor; for the purposes of this paragraph, (A) “Government Contract” means any prime contract, subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, or other mutually binding legal agreement between the Company or any Subsidiary and (x) any Governmental Authority, (y) any prime contractor of any Governmental Authority, or (z) any subcontractor of any Governmental Authority; provided that a task order, purchase order or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates and (B) “Government Bid” shall mean any written quotations, bids or proposals that, if accepted, would bind the Company or any Subsidiary to perform the resultant Government Contract.
     5. Certain Covenants of the Company.
     The Company hereby agrees with FBR:
     (a) to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offer and sale under the securities or blue sky laws of such states and other jurisdictions as FBR may designate or as required for the Private Placement and to maintain such qualifications in effect as long as required by such laws for the distribution of the Shares and for the Exempt Resales of the Resale Shares; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of, or subject itself to taxation as doing business in, any such state or other jurisdiction (except service of process with respect to the offering and sale of the Shares);
     (b) to prepare the Final Memorandum in a form approved by FBR and to furnish promptly (and with respect to the initial delivery of such Final Memorandum, not later than 10:00 a.m. (New York City time) on the third business day following the execution and delivery of this Agreement) to FBR or to purchasers upon the direction of FBR as many copies of the Final Memorandum (and any amendments or supplements thereto) as FBR may reasonably request for the purposes contemplated by this Agreement;
     (c) to advise FBR promptly, confirming such advice in writing, of: (i) the happening of any event known to the Company within the time during which the Final Memorandum shall (in the view of FBR) be required to be distributed by FBR in connection with an Exempt Resale (and FBR hereby agrees to notify the Company in writing when the foregoing time period has ended) which, in the judgment of the Company, would require the making of any change in the Final Memorandum then being used so that the Final Memorandum would not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification of the Shares, or of any exemption from such qualification or from registration of the Shares, for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes and, if any Governmental Authority should issue any such order, to make every reasonable effort to obtain the lifting or removal of such order as soon as possible;
     (d) to furnish to FBR for a period of two years from the Closing Time, (i) copies of all annual, quarterly and current reports supplied to holders of the Shares, (ii) copies of all reports filed by the Company with the Commission, and (iii) such other information as FBR may reasonably request regarding the Company; provided, however, that the Company shall not be required to furnish to FBR any information that is made publicly available by filing electronically with the Commission;
     (e) not to amend or supplement the Final Memorandum prior to the Closing Time or any Secondary Closing Time unless FBR shall previously have been advised thereof and shall have consented thereto (which consent shall not be unreasonably withheld) or not have reasonably objected thereto (for legal reasons) in writing within a reasonable time after being furnished a copy thereof;
     (f) during any period in the two years (or such shorter period as may then be applicable under the Securities Act regarding the holding period for securities under Rule 144(k) under the Securities Act or any successor rule) after the Closing Time in which the Company is not subject to Section 13 or 15(d) of the Exchange Act to furnish, upon request, to any holder of such Shares the information (“Rule 144A Information”) specified in Rule l44A(d)(4) under the Securities Act and any additional information (“PORTAL Information”) required by the National Association of Securities Dealers, Inc. Portal SM Market (“PORTAL”), and any such Rule l44A Information and Portal Information will not, at the date thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;
     (g) to apply the net proceeds from the sale of the Shares in the manner set forth under the caption “Use of Proceeds” in both the Disclosure Package and the Final Memorandum;
     (h) that neither the Company nor any of its affiliates (as defined in Section 501(b) of Regulation D) will, whether directly or through any agent or person acting on its behalf (other than FBR): (i) offer Common Stock of the Company or any other securities convertible into or exchangeable or exercisable for such Common Stock in a manner in violation of the Securities Act or the rules and regulations thereunder, (ii) distribute any other offering material in connection with the offer and sale of the Shares, other than as described in both the Disclosure Package and the Final Memorandum, or (iii) sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act), any of which will be integrated with the offering and sale of the Shares in a manner that would require the registration under the Securities Act of the sale to FBR or the Eligible Purchasers of the Resale Shares or to the Accredited Investors of the Private Placement Shares;
     (i) that none of the Company, its Subsidiaries or any of its affiliates will take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Shares;
     (j) that, except as permitted by the Securities Act, neither the Company nor any of its affiliates will distribute any offering materials in connection with Exempt Resales;
     (k) to pay all expenses, fees and taxes in connection with (i) the preparation of the Disclosure Package and the Final Memorandum, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to FBR (including costs of mailing and shipment), (ii) the preparation, issuance, sale and delivery of the Shares, including any stock or other transfer taxes or duties payable upon the sale of the Resale Shares to FBR, (iii) the printing of this Agreement and any dealer agreements, and the reproduction and/or printing and furnishing of copies of each thereof to dealers (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including any filing fees), and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to FBR and to dealers but not to exceed in the aggregate $5,000, (v) the designation of the Shares as PORTAL-eligible securities by PORTAL, (vi) all fees and disbursements of counsel and accountants for the Company, and (vii) the fees and expenses of any transfer agent or registrar for the Common Stock, (viii) the costs and expenses of the Company and the reasonable and itemized costs and expenses of FBR incurred in connection with the marketing of the Shares, including “out of pocket” expenses, roadshow costs (regardless of the form in which the roadshow is conducted) and expenses, and expenses of Company personnel, including commercial or charter air travel, local hotel accommodations and transportation, and (ix) performance of the Company’s other obligations hereunder;
     (l) to use reasonable efforts in cooperation with FBR to obtain permission for the Shares (other than Shares offered and sold in accordance with Regulation S) to be eligible for clearance and settlement through DTC, and for the Shares sold in accordance with Regulation S to be eligible for clearance and settlement through the Euroclear System and Clearstream Banking, société anonyme, Luxembourg;
     (m) in connection with Resale Shares offered and sold in an offshore transaction (as defined in Regulation S), not to register any transfer of such Resale Shares not made in accordance with the provisions of Regulation S and not, except in accordance with the provisions of Regulation S, if applicable, to issue any such Resale Shares in the form of definitive securities;
     (n) to furnish to FBR, during the period referred to in clause (i) of Section 5(c), as soon as reasonably practicable before filing with the Commission, a copy of the most current draft at such time of any document proposed to be filed with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and FBR agrees to keep such information confidential;
     (o) to refrain during the period (i) beginning on the date of the Final Memorandum until 180 days after the Final Memorandum, (ii) from the date the registration statement to be filed pursuant to the Registration Rights Agreement is declared effective until 60 days thereafter and (iii) from the effective date of any registration statement relating to an initial public offering of the Company’s common stock that is commenced within one year from the date of the Final Memorandum and for which FBR serves as either the lead managing underwriter or co-book managing underwriter and ending on the date that is 180 days after the effective date of such registration statement, without the prior written consent of FBR (which consent may be withheld or delayed in FBR’s sole discretion), from (A) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any equity securities of the Company or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or filing any registration statement under the Securities Act with respect to any of the foregoing, or (B) entering into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (v) the Shares to be sold hereunder, (w) the registration and sale of the Shares in accordance with the terms of the Registration Rights Agreement, (x) any shares of Common Stock issued by the Company upon the exercise of an option outstanding on the date hereof and referred to in the Disclosure Package and the Final Memorandum, (y) such issuances of options or grants of restricted stock under the Company’s stock option and incentive plans as described in the Disclosure Package and the Final Memorandum, or (z) the issuance of shares of Common Stock in connection with acquisitions or other business combinations, provided that the Company shall cause the recipients of any such shares of Common Stock to be bound by the restrictions contained in this paragraph;
     (p) if the Resale Shares are not delivered by the Company to FBR for any reason other than the termination of this Agreement pursuant to clauses (ii) through (v) of the first paragraph of Section 7 hereof or the default by FBR in its obligations hereunder, to reimburse FBR for all of its out-of-pocket expenses relating to the transactions contemplated hereby, including the reasonable fees and disbursements of its legal counsel;
     (q) that, from and after the Closing Time, the Company shall have in place and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and
     (r) that the Company will conduct its affairs in such a manner so as to ensure that the Company will not be an “investment company” or an entity “controlled” by an investment company within the meaning of the Investment Company Act.
     6. Conditions of FBR’s Obligations. The obligations of FBR hereunder are subject to (i) the accuracy of the representations and warranties on the part of the Company on the date hereof, at the Closing Time, each Extended Closing Time and each Secondary Closing Time, (ii) the accuracy of the statements of the Company’s officers made in any certificate pursuant to the provisions hereof as of the date of such certificate, (iii) the performance by the Company of all of its covenants and other obligations hereunder and (iv) the following other conditions:

     (a) The Company shall furnish to FBR at the Closing Time an opinion of Mayer, Brown, Rowe & Maw LLP, counsel for the Company, addressed to FBR and dated the Closing Time, in form and substance satisfactory to FBR, covering the matters set forth on Exhibit B hereto. Such opinion shall indicate that it is being rendered to FBR at the request of the Company.
     (b) FBR shall have received from Deloitte & Touche LLP “comfort” letters dated, respectively, as of the date of the Preliminary Memorandum and as of the Closing Time, addressed to FBR, and such comfort letters shall include in scope the Preliminary Memorandum, the Memorandum Supplement and the Final Memorandum, and in form and substance satisfactory to FBR.
     (c) FBR shall have received at the Closing Time a favorable opinion of Nelson Mullins Riley & Scarborough LLP, counsel for FBR, dated the Closing Time, in form and substance satisfactory to FBR.
     (d) Prior to the Closing Time, any Extended Closing Time or any Secondary Closing Time, (i) no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, shall have occurred and (ii) both the Disclosure Package and the Final Memorandum and all amendments or supplements thereto, or modifications thereof, if any, shall not contain an untrue statement of material fact or omit to state a material fact that would be necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.
     (e) Between the time of execution of this Agreement and the Closing Time, any Extended Closing Time or any Secondary Closing Time, (i) no event, circumstance or change constituting a Material Adverse Effect shall have occurred or become known, (ii) no transaction which is material to the Company and its Subsidiaries, taken as a whole, shall have been entered into by the Company or any of its Subsidiaries that has not been fully and accurately disclosed in the Disclosure Package and the Final Memorandum, or any amendment or supplement thereto; and (iii) no order or decree preventing the use of any of the Disclosure Package or the Final Memorandum, or any order asserting that any of the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act shall have been issued.
     (f) The Company shall have delivered to FBR a certificate, executed by the secretary of the Company and dated as of the Closing Time, as to (i) the resolutions adopted by the Company’s board of directors in form and substance reasonably acceptable to FBR, (ii) the Company’s certificate of incorporation, as amended and (iii) the Company’s bylaws, as amended, each as in effect at the Closing Time.
     (g) The Company shall have delivered to FBR a certificate, executed by its chief executive officer and chief financial officer to the effect that the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Time as though made on and as of such date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), the conditions set forth in subsections (d) and (e) of this Section 6 shall have been satisfied and be true and correct as of the Closing Time, and the Company shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Time.
     (h) On or before the Closing Time, FBR shall have received the Registration Rights Agreement executed by the Company and such agreement shall be in full force and effect.
     (i) At the time of execution and delivery of this Agreement, FBR shall have received from each of the officers, directors and existing stockholders of the Company a written agreement (a “Lock-up Agreement”) in substantially the form attached hereto as Exhibit C.
     (j) The Company shall have obtained and delivered to FBR a copy of (i) all executed consents required under the relevant leases and contracts in connection with the Company’s performance of its obligations under this Agreement, (ii) any approvals under the credit facility, and (iii) any approvals under the Hart-Scott-Rodino Act.
     (k) At each Extended Closing Time and Secondary Closing Time, FBR shall have received:
     (i) certificates, dated as of each Extended Closing Time and Secondary Closing Time, of the Company, substantially to the same effect as the certificates delivered at the Closing Time pursuant to subsections (f) and (g), of this Section 6, subject to any exceptions that, in the reasonable judgment of FBR, are not material.
     (ii) the opinion of Mayer, Brown, Rowe & Maw LLP, in form and substance satisfactory to FBR, dated as of each Secondary Closing Time relating to the Regulation D Shares or the Option Shares, as applicable, and otherwise substantially to the same effect as the opinions required by subsection (a) of this Section 6.
     (iii) “comfort” letters from Deloitte & Touche, LLP, in form and substance satisfactory to FBR, dated as of each Secondary Closing Time, substantially the same in scope and substance as the letter furnished to FBR pursuant to subsection (b) of this Section 6, except that the “specified date” in the letter furnished pursuant to this subsection (k)(iii) shall be a date not more than five days prior to such Secondary Closing Time.

     In the event that any “comfort” letter referred to in subsection (b) of this Section 6 or this subsection (k)(iii) sets forth any such changes, decreases or increases that, in the reasonable discretion of FBR, are likely to result in a Material Adverse Effect, it shall be a further condition to the obligations of FBR that such letters shall be accompanied by a written explanation of the Company as to the significance thereof, unless FBR deems such explanation unnecessary. References to the Preliminary Memorandum, the Memorandum Supplement, the Disclosure Package and/or Final Memorandum with respect to any “comfort” letter referred to in this Section 6 shall include any amendment or supplement thereto at the date of such letter.
     (iv) the opinion of Nelson Mullins Riley & Scarborough LLP, dated as of each Secondary Closing Time, relating to the Regulation D Shares or the Option Shares, as applicable, and otherwise to the same effect as the opinion required by subsection (c) of this Section 6.
     (l) The Company shall have furnished to FBR such other documents and certificates as to the accuracy and completeness of any statement in the Disclosure Package and the Final Memorandum or any amendment or supplement thereto, and any additional matters as FBR may reasonably request, as of the Closing Time or any Secondary Closing Time, or as FBR may reasonably request.
     (m) The Shares to be resold by FBR to QIBs pursuant to Rule 144A under the Securities Act shall have been designated as PORTAL-eligible securities by PORTAL.
     (n) Each Subscription Agreement shall remain in full force and effect and no event shall have occurred giving any party the right to terminate any Subscription Agreement pursuant to the terms thereof.
     7. Termination. The obligations of FBR hereunder shall be subject to termination in the reasonable discretion of FBR, at any time prior to the Closing Time or any Secondary Closing Time, if (i) any of the conditions specified in Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled, (ii) trading in securities in general on any exchange or national quotation system shall have been suspended or minimum prices shall have been established on such exchange or quotation system, (iii) there has been a material disruption in the securities settlement, payment or clearance services in the United States, (iv) a banking moratorium shall have been declared either by the United States or New York State authorities, or (v) if the United States shall have declared war in accordance with its constitutional processes or there shall have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis or change in economic, political or other conditions of such magnitude in its effect on the financial markets of the United States as, in the judgment of FBR, to make it impracticable to market the Shares.

     If FBR elects to terminate this Agreement as provided in this Section 7, the Company shall be notified promptly by letter or fax.
     If the sale to FBR of the Resale Shares, as contemplated by this Agreement, is not carried out by FBR for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply with any of the terms of this Agreement, (i) the Company shall not be under any obligation or liability to FBR under this Agreement (except to the extent provided in Sections 5(k), 5(p) and 8 hereof), and (ii) FBR shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 8 hereof).
     8. Indemnity.
     (a) The Company agrees to indemnify, defend and hold harmless FBR and its affiliates, and their respective directors, officers, representatives and agents, and any person who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, FBR or any such controlling person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement made by the Company herein, (ii) any breach by the Company of any covenant set forth herein, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package or the Final Memorandum, or arises out of or is based upon any omission or alleged omission to state a material fact that would be necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by FBR to the Company expressly for use in the Disclosure Package or the Final Memorandum (that information being limited to that described in the last sentence of Section 8(b) hereof) or the information set forth on pages ii through and including x in the Preliminary Memorandum, Disclosure Package and the Final Memorandum.
     (b) FBR agrees to indemnify, defend and hold harmless the Company and its directors and officers and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any such person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and made in reliance upon and in conformity with information furnished in writing by FBR to the Company expressly for use in the Disclosure Package or Final Memorandum (or in any amendment or supplement thereof by the Company), such information being limited to the following: information provided by FBR to the Company as disclosed in the paragraph on the cover page immediately preceding FBR’s name at the bottom of the page and the second, seventh (solely with respect to the forth sentence) and eighth paragraphs of the section entitled “Plan of Distribution” in the Disclosure Package and the Final Memorandum.
     (c) If any action is brought against any person or entity (each an “Indemnified Party”), in respect of which indemnity may be sought pursuant to Section 8(a) or (b) above, the Indemnified Party shall promptly notify the party obligated to provide such indemnity (each an “Indemnifying Party”) in writing of the institution of such action and the Indemnifying Party shall assume the defense of such action, including the employment of counsel and payment of expenses; provided that the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to any Indemnified Party unless and to the extent such failure results in the forfeiture by the Indemnifying Party of rights and defenses that would have had material value in the defense. The Indemnified Party(ies) shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have employed counsel to have charge of the defense of such action within a reasonable time or such Indemnified Party(ies) shall have reasonably concluded (based on the advice of counsel) that counsel selected by the Indemnifying Party has an actual conflict of interest or there may be defenses available to the Indemnified Party(ies) which are different from or additional to those available to the Indemnifying Party that are not being pursued (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party(ies)), in any of which events such fees and expenses shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm or counsel (in addition to local counsel) for the Indemnified Parties in any one action or series of related actions in the same jurisdiction representing the Indemnified Parties who are parties to such action). Anything in this paragraph to the contrary notwithstanding, the Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent. The Indemnifying Party shall have the right to settle any such claim or action for itself and any Indemnified Party so long as the Indemnifying Party pays any settlement payment and such settlement (i) includes a complete and unconditional release of the Indemnified Party from all losses, expenses, claims, damages, injunctions, liability and other obligations with respect to any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.
     (d) If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party under subsections (a) and (b) of this Section 8 in respect of any losses, expenses, liabilities or claims referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and FBR, on the other hand, from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of FBR, on the other hand, in connection with the statements or omissions which resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and FBR, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the offering (net of initial purchaser discounts and commissions and placement fees but before deducting expenses) received by the Company bear to the discounts and commissions received by FBR. The relative fault of the Company, on the one hand, and of FBR, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by FBR and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.
     (e) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 8, FBR shall not be required to contribute any amount in excess of the sum of (i) the aggregate amount of any Placement Fee actually received by FBR with respect to the Regulation D Shares and the Placed Option Shares and (ii) the aggregate amount of FBR’s discount on the 144A/Regulation S Shares and the Purchased Option Shares (as described in the Final Memorandum). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     (f) The indemnity and contribution agreements contained in this Section 8 and the covenants, warranties and representations of the Company contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of FBR or its affiliates, or their respective directors, officers, representatives and agents, or any person who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or by or on behalf of the Company or its directors and officers or any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the sale and delivery of the Shares. Each party to this Agreement agrees promptly to notify the other party of the commencement of any litigation or proceeding against it and, in the case of the Company, against any of its officers and directors, in connection with the sale and delivery of the Shares, or in connection with the both the Disclosure Package and/or Final Memorandum.
     9. Notices. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram and:
     (a) if to FBR, shall be sufficient in all respects if delivered or sent to Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Compliance Department, (facsimile: 703-312-9698); with a copy to Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, N.W. Suite 900, Washington, DC 20001, Attention: Jonathan H. Talcott (facsimile: 202-712-2856); and
     (b) if to the Company, shall be sufficient in all respects if delivered to the Company at the offices of the Company at 1530 Shields Drive, Waukegan, Illinois 60045, Attention: Richard N. Burger (facsimile: 847-689-9099); with a copy to Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois 60606, Attention: James J. Junewicz (facsimile: 312-706-8157).
     10. Duties. Nothing in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the parties. FBR undertakes to perform such duties and obligations only as expressly set forth herein. Such duties and obligations of FBR with respect to the Shares shall be determined solely by the express provisions of this Agreement, and FBR shall not be liable except for the performance of such duties and obligations with respect to the Shares as are specifically set forth in this Agreement. The Company acknowledges and agrees that: (i) the purchase and sale of the Shares pursuant to this Agreement, including the determination of the offering price of the Shares and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and FBR, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction FBR is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) FBR has not assumed and will not assume an advisory or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether FBR has advised or is currently advising the Company on other matters); and (iv) FBR and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that FBR has no obligation to disclose any of such interests. The Company acknowledges that FBR disclaims any implied duties (including any fiduciary duty), covenants or obligations arising from its performance of the duties and obligations expressly set forth herein. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against FBR with respect to any breach or alleged breach of fiduciary duty.
     11. GOVERNING LAW; HEADINGS. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.
     12. Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of FBR and the Company and the controlling persons, directors and officers referred to in Section 8 hereof, and their respective successors, assigns, executors and administrators. No other person, partnership, association or corporation (including a purchaser, in its capacity as such, from FBR) shall acquire or have any right under or by virtue of this Agreement.
     13. Counterparts. This Agreement may be signed by the parties in counterparts, which together shall constitute one and the same agreement among the parties.
[SIGNATURE PAGE FOLLOWS]

     If the foregoing correctly sets forth the understanding among the Company and FBR, please so indicate in the space provided below for the purpose, whereupon this letter shall constitute a binding agreement between the Company and FBR.

Very truly yours, COLEMAN CABLE, INC.
/s/ Richard N. Burger
Richard N. Burger
Executive Vice President, Chief Financial Officer, Secretary and Treasurer
[SIGNATURE PAGE TO PURCHASE/PLACEMENT AGREEMENT]

Accepted and agreed to as
of the date first above written:
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

/s/ James R. Kleeblatt
James R. Kleeblatt
Senior Managing Director
[SIGNATURE PAGE TO PURCHASE/PLACEMENT AGREEMENT]

SCHEDULE A
WRITTEN COMMUNICATIONS
None.
A-1

EXHIBIT A
REGISTRATION RIGHTS AGREEMENT
A-1

EXHIBIT B
SUBSTANCE OF OPINION OF COMPANY COUNSEL
B-1

EXHIBIT C
FORM OF LOCK-UP AGREEMENT
C-1